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                                                                      Exhibit 11


                         Exemptive Relief Relied Upon


     With respect to the variable life insurance policies ("Policies") that are the subject of this registration statement, the Registrant, Depositor and the Principal Underwriter rely on exemptive relief granted in SEC File No. 812-8446, Rel. No. IC-19817 (Oct 27, 1993) (Notice), Rel. No. IC-19898 (Nov.24, 1993)
(Order) (among other things, the Commission in that proceeding granted class exemptive relief with respect to the deduction of charges associated with the Depositor's treatment of deferred acquisition costs for federal income tax purposes) and exemptive relief granted in SEC File No. 812-8858, Rel. No. IC-20266 (May 2, 1994) (Notice), Rel. No. IC-20332 (June 1, 1994) (Order) (the
Commission in that proceeding granted Registrant, inter alia, several exemptions
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from the Investment Company Act of 1940 and Rule 6e-2 (b), thereunder.